Exhibit 99.2

Grandall Legal Group (Shanghai)

31st Floor, Nanzheng Building, 580 Nanjing XiLu, Shanghai, China, 200041

/TEL.: (8621) 5234-1668 /FAX: (8621) 5234-1670

/website: www.grandall.com.cn

August 12, 2008

To:

VisionChina Media Inc.

1/F Block No. 7 Champs Elysees

Nongyuan Road, Futian District

Shenzhen 518040

China

Ladies and Gentlemen,

Re: Registered Offering of ADSs of VisionChina Media Inc.

We are qualified lawyers of the People’s Republic of China (the “PRC”, and for the sole purpose of this opinion, not including the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws of the PRC.

We are acting as counsel with respect to the laws of the PRC for VisionChina Media Inc., a company organized under the laws of the Cayman Islands (the “Company”) in connection with its registered offering (the “Offering”) of the Company’s American Depositary Shares (the “ADSs”) in Nasdaq Global Market.

In rendering the opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals, and other instruments as we have considered necessary or appropriate as a basis for the opinions set forth herein.

For the purpose of providing this opinion, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals; (ii) the conformity to originals of all documents submitted to us as certified or reproduced copies; (iii) that all factual statements made in all documents are correct in all material respects; and (iv) that all parties to the documents have full power and authority to enter into, and have duly executed and delivered, such documents; To our best knowledge after due inquiry, the Company has disclosed to us all material facts relevant to this opinion. Where important facts were not independently established to us, we have relied upon certificates issued by Governmental Agency and appropriate representatives of the Company and/or other relevant entities and/or upon representations made in or pursuant to the documents.

This opinion is rendered on the basis of the PRC Laws (other than the laws of Hong Kong, Macao or Taiwan) effective as at the date hereof, and further, there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. And this opinion is stated merely according to the facts which have occurred before the issuing date of this opinion.

Based on the foregoing, we are of the opinion that, the statements set forth in the Registration Statement (File No. 333-152726) under the Caption of “Tax” in Chapter of “Regulation” and the Caption of “People’s Republic of China Taxation” in Chapter of “Taxation” with respect to PRC laws and Regulations constitute our legal opinion. We hereby consent to the use of our name under the captions “Tax” in Chapter of “Regulation” and the Caption of “People’s Republic of China Taxation” in Chapter of “Taxation” included in the Prospectus contained in the Registration Statement on Form F-1 (File No. 333-152726) (the “Registration Statement”), originally filed for VisionChina Media Inc. on August 1, 2008, with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the filing of this consent as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Sincerely yours,

/s/ Grandall Legal Group (Shanghai)

Grandall Legal Group (Shanghai)

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